Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Savings Plan Committee
The Gillette Company Savings Plan for Janesville Business-to-Business Collectively Bargained Employees:

We consent to the incorporation by reference in Registration Statement No. 33-63707 on Form S-8 of The Gillette Company Savings Plan for Janesville Business-to-Business Collectively Bargained Employees of our report dated June 25, 2001, relating to the statements of net assets available for plan benefits of The Gillette Company Savings Plan for Janesville Business-to-Business Collectively Bargained Employees as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 2000 annual report on Form 11-K of The Gillette Company Savings Plan for Janesville Business-to-Business Collectively Bargained Employees.

                KPMG LLP
                KPMG LLP

Boston, Massachusetts
June 25, 2001